Exhibit 99.1

NEWS RELEASE	CONTACT:	Lara Mahoney
440-329-6393

INVACARE CORPORATION ANNOUNCES FINANCIAL RESULTS FOR THE THIRD QUARTER AND FIRST NINE MONTHS OF 2016

ELYRIA, Ohio - (October 31, 2016) - Invacare Corporation (NYSE: IVC) today announced its financial results for the third quarter and nine months ended September 30, 2016.

HIGHLIGHTS

As the healthcare market evolves, the company is transforming its business, most notably in North America, from being a generalist durable medical equipment company to one that focuses its strong technical capabilities on solving complex clinical needs for post-acute care. The company is in the first phase of a three phase turnaround that is expected to yield better returns for re-investment and long-term growth. As the company has noted previously, the first phase of its transformation will include periods of net sales declines as it reshapes its product mix by shedding less accretive sales and increasing the portion of more strategic clinically important and durable solutions. Also during the initial phase, the company will make investments in selling, general and administrative (SG&A) areas and expects periods of negative free cash flow(a). The early results of the company's improved product mix are expected to be reflected in gross margin as a percentage of net sales.

In the third quarter of 2016, the company's gross margin percentage was flat compared to the third quarter last year reflecting a balanced offset of decreasing and increasing sales areas. Gross margin as a percentage of net sales included an improvement in North America/Home Medical Equipment (HME) gross margin percentage offset, in part, by additional investments in research and development (R&D). Gross profit dollars declined, principally in the North America/HME segment. The company had positive free cash flow for the third quarter.

•	Key Financial Highlights for the Third Quarter 2016

◦	Reported net sales decreased 5.5% and constant currency net sales(b) decreased 4.5% compared to the third quarter last year.

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Reported gross margin as a percentage of net sales from continuing operations was flat compared to the third quarter last year as reduced manufacturing costs and favorable sales mix were offset by R&D investments.

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Operating income was $2.6 million, which included a one-time gain of $7.4 million from the sale of Garden City Medical, Inc. ("GCM"), compared to operating income of $0.2 million in the third quarter last year.

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GAAP loss per share from continuing operations was $0.15 compared to loss per share of $0.24 in the third quarter last year. Adjusted net loss per share(c) from continuing operations was $0.37 compared to adjusted net loss per share of $0.13 in the third quarter last year.

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Free cash flow was positive $1.5 million compared to negative $1.8 million last year. The third quarter 2015 free cash flow was negatively impacted by $13.7 million in payments related to the retirement of two executive officers of the company.

◦	Cash and cash equivalents were $138.4 million as of September 30, 2016, compared to $125.3 million as of June 30, 2016 and $60.1 million as of December 31, 2015.

•	Key Leadership and Staffing Changes (3Q16 and October 2016)

◦	Named new senior vice president and general manager of Europe, Ralf Ledda, who has 21 years of experience leading the company’s Alber GmbH business in Germany.

◦	Restructuring actions in North America in line with the company's changing emphasis are expected to result in approximately $2.6 million of annual savings.

•	Product Innovation

◦	In Europe, launched the first wave of the new LiNX® wirelessly programmable power wheelchair control system.

◦	In North America, launched the Alber® Twion® power assist device with smartphone interface for manual active wheelchairs.

CEO SUMMARY

Matthew E. Monaghan, chairman, president and chief executive officer, stated, “Progress continued in the third quarter with our transformation from being a generalist durable medical equipment company to one more focused on solutions for clinically complex and post-acute care. As we focus our strong technical capabilities on solving clinically complex needs and durable solutions, we have made good progress strengthening our North America/HME and Institutional Products Group (IPG) salesforce with the addition of new members and ongoing clinical training. In the quarter, we saw the positive results of mix shift toward the complex rehabilitation products and away from less strategic product groups, including the sale of our Garden City Medical business and decrease in sales of other less accretive product lines. Also in support of the transformation, the company launched two significant new products in the third quarter. The LiNX® control system was launched in Europe. It is the industry’s first wirelessly programmable complex power wheelchair control system, which leads the industry’s next generation of complex control systems with substantial benefits for chair operators, clinicians and our customers. In North America, the company launched the Alber Twion® power assist device for active manual wheelchair users, which has a novel smartphone interface and leading features for simple daily use.

On a consolidated basis, actions from the transformation resulted in lower net sales consistent with objectives from phase one of our plan. Globally we balanced the shift in gross profit resulting from the mix of declining and increasing businesses to keep gross margin percentage flat. We continued to make measured SG&A investments, and the company had positive free cash flow for the quarter. We ended the quarter with a cash balance of $138.4 million.

In October, we were pleased to name a new leader for our European business, Ralf Ledda, who has been with the company for 21 years as leader of the Alber mobility business in Germany. Ralf has a long history of leading the Alber team to deliver sustained product innovation and business-wide process excellence. He knows our European business well. Also in October, we took the opportunity to resize certain parts of the

North America business in line with shifts in staffing needs. This action is expected to generate annual cost savings of approximately $2.6 million.

In the quarter, we made the right kind of progress in our transformation, and had good uptake of our leading products, as well as positive response of our business associates and customers to these changes.”

CONSOLIDATED RESULTS FROM CONTINUING OPERATIONS

Since July 2015, the company has divested two businesses that were not deemed discontinued operations for financial reporting purposes. On September 30, 2016, the company completed the sale of its subsidiary, Garden City Medical, Inc. ("GCM"), which was a part of the North America/HME segment. GCM, doing business as PMI and Pinnacle Medsource, sourced and distributed primarily single-use products under the brand ProBasics® by PMI. On July 2, 2015, the company divested its United States medical device rentals businesses for long-term care facilities (rentals businesses), which were a part of the IPG segment. Since neither the GCM or rentals businesses were deemed discontinued operations, they are included in the 2016 and 2015 GAAP and adjusted results below, unless otherwise noted.

In the third quarter of 2016, the company is reporting results consistent with expectations from phase one of the company's transformation. In the third quarter, net sales decreased 5.5% to $268.1 million from $283.8 million in the third quarter last year. Constant currency net sales decreased 4.5% for the quarter compared to the third quarter last year. Net sales and constant currency net sales increased in the Europe and Asia/Pacific segments, but were more than offset by declines in the North America/HME and IPG segments.

The results of balancing the decline and increase in different areas of sales along with reduced manufacturing costs and an increase in R&D spending led to flat gross margin percent compared to the third quarter prior year. Gross margin as a percentage of net sales increased for the North America/HME and IPG segments with declines in Europe and Asia/Pacific segments. Gross profit dollars declined principally in the North America/HME segment.

In the third quarter, SG&A expense increased by 0.3% to $77.7 million from $77.5 million in the third quarter last year. Foreign currency translation reduced SG&A expense by $0.4 million, or 0.5 percentage points. Excluding foreign currency translation, SG&A expense increased $0.6 million, or 0.8%, compared to the third quarter last year primarily related to employment costs.

The company incurred net interest expense of $4.4 million in the third quarter of 2016 compared to $1.0 million in the third quarter last year. This net increase of $3.4 million was primarily due to interest payable on the company's convertible debt issued in the first quarter of 2016.

For the third quarter, GAAP loss per share was $0.15 compared to loss per share of $0.24 for the third quarter last year ($5.0 million net loss compared to $7.8 million net loss). The current quarter net loss was impacted by unfavorable net sales and increased interest expense partially offset by the favorable impact of the gain on sale of GCM of $0.23 per share ($7.4 million gain). The net loss for the third quarter of 2016 was negatively impacted by restructuring charges of $0.02 ($0.5 million after-tax expense). The third quarter 2015 net loss was significantly impacted by increased tax expense which included a non-cash discrete amount of $0.11 per share ($3.4 million expense) as a result of goodwill deducted for tax purposes from the sale of the rentals businesses, but retained in the IPG segment for financial reporting purposes, resulting in an indefinite intangible deferred tax liability and an increased valuation allowance.

For the third quarter of 2016, adjusted net loss per share was $0.37 compared to adjusted net loss per share of $0.13 for the third quarter last year ($12.0 million adjusted net loss compared to $4.1 million adjusted net loss). The increase in adjusted net loss was driven by unfavorable net sales and increased interest expense.

While the company saw gross margin improvement in certain areas of the business resulting from product mix shift, especially in the North America/HME business that is being substantially transformed, overall reduced net sales led to lower gross profit.  As a result, EBITDA(e) in the third quarter was negative $1.1 million. This compares to positive EBITDA of $4.2 million in the third quarter of 2015, which was the initial quarter in which substantial changes were beginning to be made for the North America/HME transformation.

For the nine months ended September 30, 2016, net sales decreased 6.8% to $800.7 million from $859.1 million in the same period last year while constant currency net sales decreased 5.3% compared to the same period last year. Constant currency net sales increased in the Europe and Asia/Pacific segments, but were more than offset by declines in the North America/HME and IPG segments. Excluding the impact from the divested rentals businesses, constant currency net sales decreased 3.6% for the first nine months of 2016 compared to the first nine months last year.

For the nine months ended September 30, 2016, gross margin as a percentage of net sales was lower by 0.2 of a percentage point compared to the first nine months last year. Excluding the impact of the divested rentals businesses from 2015, gross margin as a percentage of net sales for the first nine months of 2016 increased by 0.7 of a percentage point as compared to the same period last year driven by favorable sales mix and manufacturing costs partially offset by unfavorable warranty expense.

For the nine months ended September 30, 2016, SG&A expense decreased by 4.6% to $229.3 million from $240.4 million last year. Foreign currency translation reduced SG&A expense by $3.5 million, or 1.5 percentage points. Excluding the impacts of the divested rentals businesses and foreign currency translation, SG&A expense increased $3.6 million, or 1.6%, compared to the first nine months last year primarily related to increased employment and product liability costs partially offset by reduced regulatory costs.

The company incurred net interest expense of $11.0 million in the first nine months of 2016 compared to $3.0 million last year. The net increase of $8.0 million was due to the convertible debt issuance in the first quarter of 2016 and, to a lesser extent, capital lease interest expense as a result of the real estate sale and leaseback transaction completed during the second quarter of 2015.

For the nine months ended September 30, 2016, GAAP loss per share was $0.78 compared to a loss per share of $0.73 for the first nine months last year ($25.2 million net loss compared to $23.5 million net loss). The net loss for the first nine months of 2016 was impacted by unfavorable net sales, increased interest and warranty expense, partially offset by the positive impact from the gain on sale of GCM of $0.23 per share ($7.4 million gain). The net losses for the first nine months of 2016 and 2015 were negatively impacted by restructuring charges of $0.04 ($1.3 million after-tax expense) and $0.03 per share ($0.9 million after-tax expense), respectively. In addition, the net loss for the first nine months of 2015 was negatively impacted by $0.02 per share ($0.7 million after-tax expense) for the write-off of bank fees related to a previous debt agreement and higher tax expense due to a non-cash discrete amount of $0.11 per share ($3.4 million expense) as a result of goodwill deducted for tax purposes in the third quarter of 2015 from the sale of the rentals businesses, but retained in the IPG segment for financial reporting purposes, resulting in an indefinite intangible deferred tax liability and an increase to the valuation allowance.

For the nine months ended September 30, 2016, adjusted net loss per share was $0.95 compared to adjusted net loss per share of $0.60 for the first nine months last year ($30.8 million adjusted net loss compared to $19.2 million adjusted net loss). The increase in adjusted net loss was driven by unfavorable net sales, interest expense and warranty expense.

Primarily as a result of unfavorable net sales and the associated decrease in gross profit, principally from the North America/HME and IPG transformation activities, as well as increased warranty expense, EBITDA was negative $4.8 million for the nine months ended September 30, 2016. EBITDA was positive $4.3 million for the first nine months last year.

As of the third quarter of 2016, the company redefined the measure by which it evaluates segment profit or loss to be segment operating income (loss), replacing the previous performance measure which was earnings before income taxes. Segment operating income (loss) represents net sales less cost of products sold less selling general and administrative expenses. Segment operating income (loss) excludes unallocated corporate general and administrative expenses not allocated to the segments and intersegment sales and profit eliminations, which are included in All Other. In addition, segment operating income (loss) further excludes charges related to restructuring activities, asset write-downs and gains or losses on sales of businesses. See the Business Segments table included in this release for a more detailed explanation of this change.

EUROPE

For the third quarter, Europe net sales increased 1.8% to $143.0 million from $140.5 million in the third quarter last year. Constant currency net sales for the quarter increased 4.4% compared to the third quarter last year. The improvement in net sales and constant currency net sales was driven by all three product categories. For the third quarter, operating earnings decreased to $11.6 million compared to $13.6 million in the third quarter last year. This decrease in operating earnings was primarily due to increased SG&A expense related to employment costs and unfavorable gross profit impacted by unfavorable sales mix and pricing, partially offset by increased net sales and reduced manufacturing and warranty costs. Gross margin as a percentage of net sales and gross profit dollars decreased in the quarter compared to the third quarter last year.

For the nine months ended September 30, 2016, Europe net sales increased 1.4% to $403.2 million from $397.7 million for the same period last year. Constant currency net sales for the first nine months of 2016 increased 4.1% compared to the same period last year. The improvement in net sales and constant currency net sales was driven by all three product categories. For the nine months ended September 30, 2016, operating income decreased to $24.4 million compared to $27.7 million in the same period last year. This decrease in operating income was primarily due to increased SG&A expense principally related to employment costs and unfavorable gross margin impacted by unfavorable sales mix and increased warranty expense.

NORTH AMERICA/HOME MEDICAL EQUIPMENT (HME)

For the third quarter, North America/HME net sales decreased 14.5% to $98.0 million from $114.6 million in the third quarter last year. Constant currency net sales decreased 14.5% compared to the third quarter last year. The decreases in net sales and constant currency net sales were driven by lifestyle and respiratory products partially offset by mobility and seating products. Operating loss was $11.0 million in the third quarter of 2016 compared to an operating loss of $8.4 million in the third quarter last year. The increase in operating loss was primarily a result of reduced net sales and increased R&D expense partially offset by stronger gross margin and reduced SG&A expense. The increase in gross margin was a result of favorable sales mix, while reduced SG&A expense related primarily to lower regulatory and employment costs. During the quarter, gross margin as a percentage of net sales increased and gross profit dollars decreased compared to the third quarter last year.

For the nine months ended September 30, 2016, North America/HME net sales decreased 12.5% to $314.0 million from $358.8 million in the same period last year. Constant currency net sales decreased 12.2% compared to the same period last year. The decreases in net sales and constant currency net sales were driven by lifestyle and respiratory products partially offset by mobility and seating products. Operating loss was $23.9 million in the first nine months of 2016 compared to an operating loss of $23.6 million in the same period last year. This increase in operating loss was primarily a result of net sales declines, higher warranty expense and increased product liability costs, partially offset by stronger gross margin. The increase in gross margin was driven by favorable sales mix, while reduced SG&A expense was primarily a result of lower regulatory costs.

INSTITUTIONAL PRODUCTS GROUP (IPG)

For the third quarter, IPG net sales decreased 12.8% to $15.3 million from $17.6 million in the third quarter last year. Constant currency net sales decreased 12.9% compared to the third quarter last year. The decreases in net sales and constant currency net sales were driven by case goods and interior design projects. As noted in the company's second quarter 2016 earnings release, the company is transforming its go-to-market strategy in the post-acute care (PAC) channel. As part of this transformation, the IPG segment has launched robust clinical training programs for its PAC salesforce, and it is hiring new sales associates to complete its geographic coverage. Operating income was $1.5 million in the third quarter of 2016 compared to operating income of $1.4 million in the third quarter last year. There was a slight increase in operating income largely due to reduced SG&A expense related to employment costs and favorable gross margin due to reduced freight costs, offset by net sales declines. During the quarter, gross margin as a percentage of net sales increased and gross profit dollars decreased compared to the third quarter last year.

For the nine months ended September 30, 2016, IPG net sales decreased 27.9% to $49.7 million from $68.9 million in the same period last year. Constant currency net sales decreased 27.6% compared to the first nine months of last year. Excluding the net sales impact of the divested rentals businesses, reported net sales decreased by 8.9% and by 8.5% on a constant currency basis. The decrease in net sales and constant currency net sales of the non-rentals businesses was driven by reduced beds and case goods. Operating income was $4.5 million in the first nine months of 2016 compared to operating income of $6.1 million in the same period last year. This decrease in operating income was largely due to net sales declines and a reduced gross margin primarily attributable to increased warranty costs, partially offset by reduced SG&A expense mostly related to employment costs.

ASIA/PACIFIC

For the third quarter of 2016, Asia/Pacific net sales increased 6.2% to $11.7 million from $11.1 million in the third quarter last year. Constant currency net sales increased 0.5% compared to the third quarter last year. The improvements in net sales and constant currency net sales were driven by the New Zealand distribution business. For the third quarter, operating loss was $0.6 million compared to an operating loss of $0.4 million in the third quarter last year. The increase in operating loss was largely due to unfavorable gross margin related to increased R&D expenses. Gross margin as a percentage of net sales and gross profit dollars decreased in the quarter compared to the third quarter last year.

For the nine months ended September 30, 2016, Asia/Pacific net sales increased 0.5% to $33.8 million from $33.7 million in the same period last year. Constant currency net sales increased 3.8% compared to the first nine months of last year due to net sales increases in the Australian distribution business and at the company's subsidiary that produces microprocessor controllers. For the first nine months of 2016, operating loss was $1.6 million compared to an operating loss of $2.5 million in the same period last year. The decrease in operating loss was largely due to favorable gross margin related to reduced manufacturing and freight costs.

FINANCIAL CONDITION

Total debt outstanding as of September 30, 2016 was $197.2 million, compared to $197.5 million as of June 30, 2016 and $48.3 million at December 31, 2015. The company's total debt outstanding as of September 30, 2016 consisted of $163.4 million in convertible debt and $33.8 million of other debt, principally lease liabilities. Long-term debt as of September 30, 2016 included unamortized debt discount related to the 2016 convertible debt issuance of $31.3 million and an additional offset for debt fees incurred related to the convertible debt of $5.2 million. In addition, the total debt outstanding included the convertible debt discount for the convertible debt due in February 2027, which reduced convertible debt and increased equity by $0.5 million as of September 30, 2016. The company had zero drawn on its revolving credit facilities as of September 30, 2016.

The company reported positive free cash flow of $1.5 million in the third quarter of 2016 compared to negative free cash flow of $1.8 million in the third quarter last year. Free cash flow in the third quarter was driven by lower accounts receivable partially offset by a net loss, increases in inventory, and reduced accounts payable. The third quarter of 2015 free cash flow included an unfavorable impact of $13.7 million due to payments related to the retirement of two executive officers of the company.

The company's cash balances were $138.4 million as of September 30, 2016, compared to $125.3 million as of June 30, 2016 and $60.1 million as of December 31, 2015. Cash balances increased in the third quarter of 2016 compared to second quarter of 2016 primarily due to cash proceeds from the sale of GCM. The increase in cash balances compared to December 31, 2015 was principally the result of the net proceeds received from the issuance of convertible debt in the first quarter of 2016.

As of the end of the third quarter, days sales outstanding were 45 days, up from 42 days as of December 31, 2015 and down from 46 days as of September 30, 2015. At the end of the third quarter, inventory turns were 4.4, as compared to 4.9 as of December 31, 2015 and 4.6 as of September 30, 2015.

STATUS OF THE CONSENT DECREE

On December 21, 2012, the company entered into a consent decree of injunction with the United States Food and Drug Administration (FDA) related to the company's Corporate headquarters and Taylor Street wheelchair manufacturing facility in Elyria, Ohio. The consent decree limits production at the Taylor Street manufacturing facility to orders meeting certain documentation requirements. In order to resume full operations at the impacted facilities, the company must complete three separate independent expert certification audits, followed by an FDA inspection and written determination that the facilities are in compliance.

As noted in the company's Form 8-K filing on June 8, 2016, the company received a letter from the FDA in follow up to the FDA’s 2015 inspection of the Corporate and Taylor Street facilities, which included the matters covered by the first and second expert certification reports that were previously accepted in 2013. In its response the FDA clarified its requirement for the company to complete the remediation of certain design history files (DHFs) before the company can design any new Taylor Street wheelchair devices or proceed further with the third phase of the consent decree. The specified DHFs must be completed, then recertified by the company’s third-party expert, whose updated report must be accepted by the FDA. The company cannot predict the acceptance of this report by the FDA, the timing of the inspection, nor any remaining work that may be needed to meet the FDA's requirements for resuming full operations at the impacted facilities.

For more information about the consent decree, refer to the company's Form 10-K and 10-Q filings with the Securities and Exchange Commission (SEC).

(a) As used throughout this document, "free cash flow" is a non-GAAP financial measure, which is defined as net cash provided (used) by operating activities less purchases of property and equipment plus proceeds from sales of property and equipment. Management believes that this financial measure provides meaningful information for evaluating the overall financial performance of the company and its ability to repay debt or make future investments. This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation” table located after the Condensed Consolidated Balance Sheets included in this press release.

(b) As used throughout this document, "constant currency net sales" is a non-GAAP financial measure, which is defined as net sales excluding the impact of foreign currency translation. The current year's functional constant currency net sales are translated using the prior year's foreign exchange rates. These amounts are then compared to the prior year's sales to calculate the constant currency net sales change. A table accompanying this release compares net sales as reported and net sales excluding the effects of foreign exchange translation by segment and for the consolidated company for the three and nine months ended September 30, 2016 and September 30, 2015, respectively. The company believes that this financial measure provides meaningful information for evaluating the core operating performance of the company. This financial measure is reconciled to the related GAAP financial measures in the "Business Segment Net Sales" table included in this press release.

(c) As used throughout this document, "adjusted net loss per share" (Adjusted EPS) is a non-GAAP financial measure, which is defined as adjusted net loss(d) divided by weighted average shares outstanding, assuming dilution. It should be noted that the company's definition of Adjusted EPS may not be comparable to similar measures disclosed by other companies because not all companies and analysts calculate Adjusted EPS in the same manner. The company believes that its exclusion adjustments are generally recognized by the industry in which it operates as relevant in computing Adjusted EPS as a supplementary non-GAAP financial measure used by financial analysts and others in the company's industry to meaningfully evaluate operating performance. This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation” table located after the Condensed Consolidated Statement of Operations included in this press release.

(d) As used throughout this document, "adjusted net loss" is a non-GAAP financial measure, which is defined as adjusted net loss before income taxes net of adjusted income taxes. Adjusted net loss before income taxes is computed as the net loss from continuing operations excluding the amortization of convertible debt discounts recorded in interest expense ($1.6 million and $3.8 million pre-tax for the three and nine months ended September 30, 2016 compared to $0.2 million and $0.6 million pre-tax for the three and nine months ended September 30, 2015, respectively), gains on sales of businesses ($7.4 million for the three and nine months ended September 30, 2016) and net gains on convertible debt derivatives ($1.2 million and $2.3 million for the three and nine months ended September 30, 2016). Adjusted income taxes are computed as taxes as calculated for GAAP then adjusted for an expense or benefit at the statutory rate related to pretax adjustments related to locations without a valuation allowance, or the exclusion of uncertain tax liabilities deemed not related to current operations. (Note: The U.S. is in a full valuation allowance and accordingly, no tax expense adjustments are appropriate related to U.S. pre-tax adjustments.) This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation” table included after the Condensed Consolidated Statement of Operations included in this press release.

(e) As used throughout this document, "EBITDA" is a non-GAAP financial measure, which is defined as net loss from continuing operations plus: income taxes, interest expense-net, net gain or loss on convertible debt derivatives, gains or losses on sales of businesses, and depreciation and amortization. The company believes that this financial measure provides meaningful information which is used by financial analysts and others in the company's industry to evaluate the performance of the company. This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation” table included in this press release.

CONFERENCE CALL

As previously announced, the company will conduct a conference call and webcast for investors and other interested parties on Monday, October 31, 2016, at 8:30 AM ET to discuss the company’s performance. Those wishing to participate in the live call should dial 888-312-3055, or for international callers 719-785-1748, and reference conference ID 6696867 when greeted. A simultaneous webcast of the call will be accessible at https://1sourceevents.adobeconnect.com/invacarecorp/event/registration.html. A copy of the webcast slide deck will be posted to www.invacare.com/investorrelations prior to the webcast.

A recording of the conference call can be accessed through November 7, 2016 by dialing 888-203-1112 (U.S. and Canada) or 719-457-0820 (international callers) and entering the Conference ID 6696867. An archive of the webcast presentation will be posted at www.invacare.com/investorrelations 24 hours after the call.

Invacare Corporation (NYSE:IVC), headquartered in Elyria, Ohio, is a global leader in the manufacture and distribution of innovative home and long-term care medical products that promote recovery and active lifestyles. The company has 4,700 associates and markets its products in approximately 100 countries around the world. For more information about the company and its products, visit Invacare's website at www.invacare.com.

This press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. Terms such as “will,” “should,” “could,” “plan,” “intend,” “expect,” “continue,” “believe” and “anticipate,” as well as similar comments, denote forward-looking statements that are subject to inherent uncertainties that are difficult to predict. Actual results and events may differ significantly from those expressed or anticipated as a result of risks and uncertainties, which include, but are not limited to, the following: adverse effects of the company’s consent decree of injunction with the U.S. Food and Drug Administration (FDA), including but not limited to, compliance costs, limitations on the production and/or distribution of the company's products, inability to bid on or win certain contracts, unabsorbed capacity utilization, including fixed costs and overhead, or limitations on the company’s ability to design new power wheelchairs at its Corporate and Taylor Street facilities; any circumstances or developments that might delay or adversely impact the FDA's acceptance of the expert’s updated report on the remediation of specified design history files, FDA's acceptance of the third, most comprehensive expert certification audit report, FDA's acceptance of the company's own written report as required by the consent decree, or FDA's inspection of the company's quality systems at the Elyria, Ohio, facilities impacted by the consent decree, including any possible failure to comply with the consent decree or FDA regulations, requirement to perform additional remediation activities or further resultant delays in receipt of FDA's written notification to resume operations; regulatory proceedings or the company's failure to comply with regulatory requirements or receive regulatory clearance or approval for the company's products or operations in the United States or abroad; adverse effects of regulatory or governmental inspections of company facilities at any time and governmental enforcement actions; circumstances or developments that may make the company unable to implement or realize the anticipated benefits of its current business initiatives; product liability or warranty claims; product recalls, including more extensive recall experience than expected; the failure or refusal of customers or healthcare professionals to sign verification of medical necessity (VMN) documentation or other certification forms required by the exceptions to the FDA consent decree; possible adverse effects of being leveraged, including interest rate or event of default risks; exchange rate fluctuations, particularly in light of the relative importance of the company's foreign operations to its overall financial performance and including the potential impacts of the Brexit referendum; legal actions, including adverse judgments or settlements of litigation or claims in excess of available insurance limits; adverse changes in government and other third-party payor reimbursement levels and practices both in the U.S. and in other countries (such as, for example, more extensive pre-payment reviews and post-payment audits by payors, or the continuing impact of the Medicare National Competitive Bidding program); impacts of the U.S. Affordable Care Act of 2010 (such as, for example, the impact on the company of the excise tax on certain medical devices, and the company's ability to successfully offset such impact); ineffective cost reduction and restructuring efforts or inability to realize anticipated cost savings or achieve desired efficiencies from such efforts; delays, disruptions or excessive costs incurred in facility closures or consolidations; tax rate fluctuations; additional tax expense or additional tax exposures, which could affect the company's future profitability and cash flow; inability to design, manufacture, distribute and achieve market acceptance of new products with greater functionality or lower costs or new product platforms that deliver the anticipated benefits; consolidation of health care providers; lower cost imports; uncollectible accounts receivable; difficulties in implementing/upgrading Enterprise Resource Planning systems; risk of cybersecurity attack, data breach or data loss and/or delays in or inability to recover or restore data and IT systems; risks inherent in managing and operating businesses in many different foreign jurisdictions; decreased availability or increased costs of materials which could increase the company's costs of producing or acquiring the company's products, including possible increases in commodity costs or freight costs; heightened vulnerability to a hostile takeover attempt or other shareholder activism; provisions of Ohio law or in the company's debt agreements, charter documents or other agreements that may prevent or delay a change in control, as well as the risks described from time to time in the company's reports as filed with the Securities and Exchange Commission. Except to the extent required by law, the company does not undertake and specifically declines any obligation to review or update any forward-looking statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments or otherwise.

INVACARE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF INCOME (LOSS) (UNAUDITED)

(In thousands, except per share data)	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Net sales	$268,145	$283,776	$800,734	$859,073
Cost of products sold	194,703	206,137	585,837	627,052
Gross Profit	73,442	77,639	214,897	232,021
Selling, general and administrative expenses	77,705	77,463	229,261	240,388
Gains on sale of businesses	(7,386)	(24)	(7,386)	(24)
Charges related to restructuring activities	508	11	1,299	940
Operating Income (Loss)	2,615	189	(8,277)	(9,283)
Net gain on convertible debt derivatives	(1,192)	—	(2,282)	—
Interest expense - net	4,402	979	11,021	3,038
Loss from Continuing Operations before Income Taxes	(595)	(790)	(17,016)	(12,321)
Income taxes	4,425	7,000	8,200	11,200
Loss from Continuing Operations	(5,020)	(7,790)	(25,216)	(23,521)

Gain on Sale of Discontinued Operations (net of tax of $140 for 2015)	—	—	—	260
Total Net Earnings from Discontinued Operations	—	—	—	260

Net Loss	$(5,020)	$(7,790)	$(25,216)	$(23,261)

Net Earnings (Loss) per Share—Basic
Net Loss from Continuing Operations	$(0.15)	$(0.24)	$(0.78)	$(0.73)
Total Net Earnings from Discontinued Operations	$—	$—	$—	$0.01
Net Loss per Share—Basic	$(0.15)	$(0.24)	$(0.78)	$(0.72)

Weighted Average Shares Outstanding—Basic	32,465	32,175	32,484	32,144

Net Earnings (Loss) per Share—Assuming Dilution
Net Loss from Continuing Operations *	$(0.15)	$(0.24)	$(0.78)	$(0.73)
Total Net Earnings from Discontinued Operations	$—	$—	$—	$0.01
Net Loss per Share—Assuming Dilution *	$(0.15)	$(0.24)	$(0.78)	$(0.72)

Weighted Average Shares Outstanding—Assuming Dilution	32,610	32,715	32,589	32,655
__________
* Net earnings (loss) per share assuming dilution calculated using weighted average shares outstanding - basic for periods in which there is a loss.

INVACARE CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NET LOSS PER SHARE FROM CONTINUING OPERATIONS
TO ADJUSTED NET LOSS PER SHARE(c)

(In thousands, except per share data)	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Continuing Operations:	2016	2015	2016	2015
Net loss per share - assuming dilution*	$(0.15)	$(0.24)	$(0.78)	$(0.73)
Weighted average shares outstanding- assuming dilution	32,465	32,175	32,484	32,144
Net loss	(5,020)	(7,790)	(25,216)	(23,521)
Income taxes	4,425	7,000	8,200	11,200
Loss before income taxes	(595)	(790)	(17,016)	(12,321)
Amortization of discount on convertible debt	1,588	201	3,809	588
Gains on sales of businesses	(7,386)	(24)	(7,386)	(24)
Net gain on convertible debt derivatives	(1,192)	—	(2,282)	—
Adjusted loss before income taxes	(7,585)	(613)	(22,875)	(11,757)
Adjusted Income taxes	4,425	3,450	7,925	7,400
Adjusted net loss (d)	$(12,010)	$(4,063)	$(30,800)	$(19,157)

Weighted average shares outstanding - assuming dilution	32,465	32,175	32,484	32,144
Adjusted net loss per share - assuming dilution (c) *	$(0.37)	$(0.13)	$(0.95)	$(0.60)

(c) Adjusted net loss per share (Adjusted EPS) is a non-GAAP financial measure, which is defined as adjusted net loss(d) divided by weighted average shares outstanding, assuming dilution. It should be noted that the company's definition of Adjusted EPS may not be comparable to similar measures disclosed by other companies because not all companies and analysts calculate Adjusted EPS in the same manner. The company believes that its exclusion adjustments are generally recognized by the industry in which it operates as relevant in computing Adjusted EPS as a supplementary non-GAAP financial measure used by financial analysts and others in the company's industry to meaningfully evaluate operating performance.

(d) Adjusted net loss is a non-GAAP financial measure, which is defined as adjusted net loss before income taxes net of adjusted income taxes. Adjusted net loss before income taxes is computed as the net loss from continuing operations excluding the amortization of convertible debt discounts recorded in interest expense ($1.6 million and $3.8 million pre-tax for the three and nine months ended September 30, 2016 compared to $0.2 million and $0.6 million pre-tax for the three and nine months ended September 30, 2015, respectively), gains on sales of businesses ($7.4 million for the three and nine months ended September 30, 2016) and net gains on convertible debt derivatives ($1.2 million and $2.3 million for the three and nine months ended September 30, 2016). Adjusted income taxes are computed as taxes as calculated for GAAP then adjusted for an expense or benefit at the statutory rate related to pretax adjustments related to locations without a valuation allowance, or the exclusion of uncertain tax liabilities deemed not related to current operations. (Note: The U.S. is in a full valuation allowance and accordingly, no tax expense adjustments are appropriate related to U.S. pre-tax adjustments.)

*Net loss per share assuming dilution and adjusted net loss per share(c) assuming dilution calculated using weighted average shares outstanding - basic for periods in which there is a loss.

INVACARE CORPORATION AND SUBSIDIARIES
RECONCILIATION OF LOSS FROM CONTINUING OPERATIONS TO EBITDA(e)

(In thousands)	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Loss from continuing operations	$(5,020)	$(7,790)	$(25,216)	$(23,521)
Income taxes	4,425	7,000	8,200	11,200
Interest expense - net	4,402	979	11,021	3,038
Net gain on convertible debt derivatives	(1,192)	—	(2,282)	—
Operating income (loss)	2,615	189	(8,277)	(9,283)
Gains on sale of businesses	(7,386)	(24)	(7,386)	(24)
Depreciation and amortization	3,642	3,991	10,911	13,580
EBITDA (e)	$(1,129)	$4,156	$(4,752)	$4,273

(e) As used throughout this document, "EBITDA" is a non-GAAP financial measure, which is defined as loss from continuing operations plus: income taxes, interest expense-net, net gain or loss on convertible debt derivatives, gains or losses on sales of businesses and depreciation and amortization. The company believes that this financial measure provides meaningful information which is used by financial analysts and others in the company's industry to evaluate the performance of the company.

INVACARE CORPORATION AND SUBSIDIARIES
BUSINESS SEGMENTS (UNAUDITED)

The company operates in four primary business segments:  North America / Home Medical Equipment (HME), Institutional Products Group, Europe and Asia/Pacific. The four reportable segments represent operating groups, which offer products to different geographic regions. Intersegment revenue for reportable segments was $33,240,000 and $104,543,000 for the three and nine months ended September 30, 2016, respectively, compared to $38,108,000 and $109,482,000 for the three and nine months ended September 30, 2015, respectively.

As of the third quarter of 2016, the company redefined the measure by which it evaluates segment income or loss. Segment performance is measured and resources are allocated based on a number of factors, with the primary profit or loss measure being operating income (loss). Segment operating income (loss) represents net sales less cost of products sold less selling, general and administrative expenses. Segment operating income (loss) excludes unallocated corporate general and administrative expenses not allocated to the segments and intersegment sales and profit eliminations, which are included in All Other. In addition, segment operating income (loss) further excludes charges related to restructuring activities, asset write-downs and gains or losses on the sales of businesses (as applicable). The previous performance measure was earnings before income taxes. With the issuance of convertible debt during 2016, this performance measure has not been utilized by the Chief Operating Decision Maker (CODM) as the interest expense incurred by the company is related to the company’s financing decision to issue convertible debt as compared to the operating decisions resulting from allocation of resources and segment operating income performance. In addition, earlier this year, the company included an operating income (loss) line on the consolidated statement of comprehensive income (loss) to emphasize the CODM’s emphasis on operating income (loss).

As noted, this performance measure, operating income (loss), is used by the CODM for purposes of making decisions about allocating resources to a segment and assessing its performance. In addition, this metric is reviewed by the company’s Board of Directors regarding segment performance and is a key metric in the performance management assessment of the company's employees. The accounting principles applied at the operating segment level are generally the same as those applied at the consolidated financial statement level. Intersegment sales are eliminated in consolidation.

INVACARE CORPORATION AND SUBSIDIARIES
BUSINESS SEGMENTS (UNAUDITED)

The information by segment is as follows:

	Three Months Ended			Nine Months Ended
(In thousands)	September 30,			September 30,
	2016	2015	Change	2016	2015	Change
Revenues from external customers
North America/HME	$98,023	$114,605	$(16,582)	$313,957	$358,792	$(44,835)
Institutional Products Group	15,343	17,604	(2,261)	49,702	68,888	(19,186)
Europe	143,038	140,514	2,524	403,242	397,736	5,506
Asia/Pacific	11,741	11,053	688	33,833	33,657	176
Consolidated	$268,145	$283,776	$(15,631)	$800,734	$859,073	$(58,339)

Operating income (loss)
North America/HME	$(10,991)	$(8,402)	$(2,589)	$(23,899)	$(23,599)	$(300)
Institutional Products Group	1,497	1,437	60	4,453	6,067	(1,614)
Europe	11,622	13,609	(1,987)	24,384	27,731	(3,347)
Asia/Pacific	(559)	(362)	(197)	(1,599)	(2,537)	938
All Other	(5,832)	(6,106)	274	(17,703)	(16,029)	(1,674)
Charge related to restructuring activities	(508)	(11)	(497)	(1,299)	(940)	(359)
Gains on sales of businesses	7,386	24	7,362	7,386	24	7,362
Consolidated operating income (loss)	2,615	189	2,426	(8,277)	(9,283)	1,006
Net gain on convertible derivatives	1,192	—	1,192	2,282	—	2,282
Net Interest expense	(4,402)	(979)	(3,423)	(11,021)	(3,038)	(7,983)
Loss from continuing operations before income taxes	$(595)	$(790)	$195	$(17,016)	$(12,321)	$(4,695)

__________
“All Other” consists of unallocated corporate selling, general and administrative expenses and intercompany profits, which do not meet the quantitative criteria for determining reportable segments.

INVACARE CORPORATION AND SUBSIDIARIES
BUSINESS SEGMENT NET SALES (UNAUDITED)

The following tables provide net sales change for continuing operations as reported and as adjusted to exclude the impact of foreign exchange translation (constant currency net sales) as well as net sales further adjusted to exclude the impact of the sale of the rentals businesses, which were sold in July 2015 and not deemed discontinued operations for financial reporting purposes. The current year functional constant currency net sales are translated using the prior year's foreign exchange rates. These amounts are then compared to the prior year's sales to calculate the constant currency net sales change.

Three months ended September 30, 2016 compared to September 30, 2015:

	Reported	Foreign Exchange Translation Impact	Constant Currency
North America / HME	(14.5)%	—%	(14.5)%
Institutional Products Group	(12.8)%	0.1%	(12.9)%
Europe	1.8%	(2.6)%	4.4%
Asia/Pacific	6.2%	5.7%	0.5%
Consolidated	(5.5)%	(1.0)%	(4.5)%

Nine months ended September 30, 2016 compared to September 30, 2015:

	Reported	Foreign Exchange Translation Impact	Constant Currency
North America / HME	(12.5)%	(0.3)%	(12.2)%
Institutional Products Group	(27.9)%	(0.3)%	(27.6)%
Europe	1.4%	(2.7)%	4.1%
Asia/Pacific	0.5%	(3.3)%	3.8%
Consolidated	(6.8)%	(1.5)%	(5.3)%

	Reported	Impact of Rentals Businesses	Reported excluding Rentals Businesses
Institutional Products Group	(27.9)%	(19.0)%	(8.9)%
Consolidated	(6.8)%	(1.6)%	(5.2)%

	Constant Currency	Impact of Rentals Businesses	Constant Currency excluding Rentals Businesses
Institutional Products Group	(27.6)%	(19.1)%	(8.5)%
Consolidated	(5.3)%	(1.7)%	(3.6)%

INVACARE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	September 30, 2016	December 31, 2015
	(In thousands)
Assets
Current Assets
Cash and cash equivalents	$138,427	$60,055
Trade receivables, net	125,424	128,615
Installment receivables, net	1,456	1,145
Inventories, net	146,707	126,403
Other current assets	31,597	34,432
Assets held for sale - current	—	11,649
Total Current Assets	443,611	362,299
Other Assets	51,635	35,659
Property and Equipment, net	77,046	78,505
Goodwill	378,331	361,680
Total Assets	$950,623	$838,143
Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$96,204	$103,571
Accrued expenses	118,684	118,956
Current taxes, payable and deferred	7,688	17,154
Short-term debt and current maturities of long-term obligations	2,020	2,028
Liabilities held for sale - current	—	5,935
Total Current Liabilities	224,596	247,644
Long-Term Debt	158,074	45,092
Other Long-Term Obligations	102,947	82,589
Shareholders’ Equity	465,006	462,818
Total Liabilities and Shareholders’ Equity	$950,623	$838,143

INVACARE CORPORATION AND SUBSIDIARIES
RECONCILIATION FROM NET CASH PROVIDED (USED) BY
OPERATING ACTIVITIES TO FREE CASH FLOW(a)

	Three Months Ended		Nine Months Ended
(In thousands)	September 30,		September 30,
	2016	2015	2016	2015
Net cash provided (used) by operating activities	$4,446	$(154)	$(49,385)	$(35,549)
Plus:
Sales of property and equipment	9	4	29	23,093
Less:
Purchases of property and equipment	(2,994)	(1,613)	(6,797)	(5,896)
Free Cash Flow(a)	$1,461	$(1,763)	$(56,153)	$(18,352)

(a) Free cash flow is a non-GAAP financial measure that is comprised of net cash provided (used) by operating activities less purchases of property and equipment plus proceeds from sales of property and equipment. Management believes that this financial measure provides meaningful information for evaluating the overall financial performance of the company and its ability to repay debt or make future investments.